EXHIBIT 99.1

BELBUCA® PRODUCT LINE OF ENDO PHARMACEUTICALS, INC.

STATEMENT OF NET ASSETS ACQUIRED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

BioDelivery Sciences International, Inc.

We have audited the accompanying Statement of Net Assets Acquired (the “Financial Statement”) of the BELBUCA® product line (“BELBUCA®”) of Endo Pharmaceuticals, Inc. acquired by BioDelivery Sciences International, Inc. (the “Company”) as of January 6, 2017. The Financial Statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this Financial Statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Financial Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the amendment to the current report on Form 8-K of the Company. As described in Note 2, the accompanying Financial Statement attributable to BELBUCA® is not intended to be a complete presentation of BELBUCA®’s financial position.

In our opinion, the Financial Statement referred to above presents fairly, in all material respects, the net assets acquired of BELBUCA® as of January 6, 2017, in conformity with U.S. generally accepted accounting principles.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina

June 1, 2017

BELBUCA® PRODUCT LINE OF ENDO PHARMACEUTICALS, INC.

STATEMENT OF NET ASSETS ACQUIRED

(in thousands)

January 6, 2017
NET ASSETS ACQUIRED
Inventory	$5,412
Equipment	432
Intangible net assets	45,000
Deferred tax liability	(15,972)

Total net assets acquired	$34,872

The accompanying notes are integral part of the statement of net assets acquired.

BELBUCA® PRODUCT LINE OF ENDO PHARMACEUTICALS, INC.

NOTES TO STATEMENT OF NET ASSETS ACQUIRED

1. Description of Business and Acquisition of BELBUCA®

On December 7, 2016, BioDelivery Sciences International, Inc., (“BDSI”) entered into an agreement (the “Termination Agreement”) between it and its wholly-owned subsidiaries, Arius Pharmaceuticals Inc. and Arius Pharmaceuticals Two Inc., and Endo Pharmaceuticals, Inc. (“Endo”) terminating Endo’s licensing rights for the Company’s product BELBUCA® (buprenorphine) buccal Film (CIII) (“BELBUCA®”). The transaction contemplated by the Termination Agreement closed on January 6, 2017 and BDSI acquired from Endo the rights, title and interest to the BELBUCA® net assets in accordance with the termination agreement.

BELBUCA® is a partial mu-opioid agonist and a treatment indicated for the management of pain severe enough to require daily, around the clock, long-term opioid treatment for which alternative treatment options are inadequate.

2. Basis of presentation

The accompanying statement of net assets acquired was prepared for the purpose of complying with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission and for inclusion in the Company’s filings with the Securities and Exchange Commission, and is not intended to be a complete presentation of the financial position of the BELBUCA® business. The Company has been advised by Endo that it is impracticable to prepare complete financial statements related to the BELBUCA® business as the business was not a separate legal entity of Endo and was never operated as a stand-alone business, division or subsidiary. Endo has also advised the Company that it has never prepared full stand-alone or full carve-out financial statements for the BELBUCA® business, and that Endo has never maintained the distinct and separate accounts necessary to prepare such financial statements. Accordingly, the accompanying statement of net assets acquired does not purport to present the financial position of the BELBUCA® product line that would have resulted if BELBUCA® had operated as a standalone, separate business. The Company has determined that the acquisition of net assets of BELBUCA® as of January 6, 2017 constitutes a business acquisition (“BELBUCA® business”) as defined by Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805, Business Combinations. Accordingly, the net assets acquired are presented at their acquisition date fair values as required by that statement. Fair values are determined based on the requirements of FASB ASC 820, Fair Value Measurements and Disclosures.

Use of estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the financial statements. Such estimates include, but are not limited to, valuation of intangibles and deferred tax liabilities. Actual results could differ from those estimates.

Inventory

Inventory is measured at fair value. For finished goods, the fair value was estimated by adjusting the anticipated selling price for costs to sell and an appropriate profit on selling activities. For work-in-process, in addition to those inputs used to estimate the fair value of finished goods, the cost and estimated profit on completing the manufacturing are also included. Raw materials include amounts of active pharmaceutical ingredient for a product to be manufactured. Following is a breakdown of the inventory value based on stage of completion (in thousands):

Raw materials & supplies	$597
Work-in-process	3,253
Finished goods	1,562

Total inventory	$5,412

The accompanying notes are integral part of the statement of net assets acquired.

BELBUCA® PRODUCT LINE OF ENDO PHARMACEUTICALS, INC.

NOTES TO STATEMENT OF NET ASSETS ACQUIRED

Equipment

Equipment is measured at fair value and as estimated by the Company, which considered replacement cost and equipment condition. The asset will be depreciated on a straight-line basis over a seven-year period based on the estimated remaining useful life of the equipment at the time of acquisition.

Intangible assets

The intangible assets are comprised of license and distribution rights, which were estimated to have a fair value of $45.0 million. The fair value of the assets was determined primarily using the “income method,” which starts with a forecast of all expected future cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including net revenue, cost of sales, commercial expenses, research and development costs and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

The license and distribution rights intangible asset will be amortized on a straight-line basis over ten years, which approximates the current, remaining patent life of the BELBUCA® intellectual property.

Deferred tax liability

The deferred tax liability represents the taxable impact on the date of acquisition of the difference between the net assets acquired and the consideration paid at the Company’s blended federal and state statutory income tax rates.